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                                                                     Exhibit 3.1

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                                       OF

                                  LOUDEYE CORP.

The undersigned, Lawrence J. Madden, hereby certifies:

1. He is the duly appointed Executive Vice President and Chief Financial Officer of Loudeye Corp., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 26, 1998.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article IV (A) of this corporation's Certificate of Incorporation to read in its entirety as follows:

         "The Corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Fifty-Five Million (155,000,000) shares, each with a par value of $0.001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock."

4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Executed at Seattle, Washington, on September 20, 2004.

                                                  /s/ Lawrence J. Madden
                                                  -----------------------------
                                                  Lawrence J. Madden
                                                  Executive Vice President and
                                                  Chief Financial Officer



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